Exhibit 10.9

DATED [●] 2021
INVESTMENT ADVISORY AGREEMENT RELATING TO SDCL EDGE SPONSOR LLC AND SDCL EDGE ACQUISITION CORPORATION

DATE                                         2021

PARTIES

1.	SUSTAINABLE DEVELOPMENT CAPITAL LLP, a limited liability partnership incorporated in England and Wales under number OC330266 and registered at 1 Vine Street, London, England, W1J 0AH (the “Advisor”);

2.	SDCL EDGE SPONSOR LLC, a Cayman Islands limited liability company formed pursuant to the terms of a limited liability company agreement on February 15, 2021 (the “Sponsor”); and

3.	SDCL EDGE ACQUISITION CORPORATION, a Cayman Islands exempted company (the “SPAC”).

RECITALS

A.	The Sponsor has been established for the purpose of sponsoring the launch of the SPAC. The SPAC has been incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination with one or more businesses (each a “Business Combination”).

B.	In connection with the aforementioned arrangements, the SPAC and the Sponsor wish to appoint the Advisor to provide the Services, in order to assist each of the SPAC and the Sponsor in carrying on their respective businesses.

1.	DEFINITIONS AND INTERPRETATION

1.1	The Recitals form part of this Agreement and have the same force and effect as if set out in the main body of this Agreement.

1.2	In this Agreement, unless context requires otherwise, the following words and expressions shall have the following meanings:

Advisor	has the meaning given to such term in the Parties section of this Agreement;
Affiliates	with reference to any person, any other person under direct or indirect common control with such person. For purposes of this definition “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the business and operations of the applicable person;
Agreement	this services agreement, including the Recitals;
Business Combination	has the meaning given in the Recitals;

Applicable Laws	in relation to any specified person, any applicable statute, rule, regulation (whether governmental or not), case law, judicial or administrative order, decree or directive, or any license, permit or other similar approval or sanction of any Governmental Authority, or any order or treaty having force of law in any jurisdiction, in each case whether in effect before or after the date of this Agreement and which is applicable to such person;
Confidential Information	means this Agreement, all information, data, agreements, letters, documents, reports and records, which are oral or in writing, containing confidential information concerning the Sponsor, the SPAC, and any of the foregoing’s affiliates or assets which is delivered or made available by the Sponsor, the SPAC or their respective representatives or affiliates to a Partner or any of its Related Parties after the date hereof; provided that Confidential Information does not include: (x) information which is obtained by such Partner or its Related Parties after the date hereof from a source other than the Sponsor, the SPAC or their respective representatives or affiliates that is not bound by an obligation to keep such information confidential, (y) information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, or (z) information developed independently by a party without reference to or use of the Confidential Information;
Damages	any and all losses, damages, disbursements, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, costs and expenses (including legal fees and expenses) arising out of or related to litigation (pending or threatened) or any investigation or proceeding by any Governmental Authority and interest on any of the foregoing;
Effective Date	means 16 February 2021;
FCA	the United Kingdom Financial Conduct Authority (or any successor regulatory authority performing an equivalent role);
FCA Rules	the handbook of rules and guidance issued by the FCA as amended from time to time;

Founder Shares	means shares of Class B common stock of the SPAC, which are convertible into shares of Class A common stock of the SPAC on a one-for-one basis, subject to adjustment, and such converted shares of Class A common stock of the SPAC (excluding any Class A common stock of the SPAC received upon exercise of private placement warrants of the SPAC);
Governmental Authority	any nation or government, or political subdivision thereof and any other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;
Indemnified Losses	has the meaning given in clause 10.1;
Legislation	has the meaning given to such term in clause 1.4.2;
Party and Parties	have the meaning given to such terms in the Parties section at the head of this Agreement, and shall include their respective successors and permitted assignees;
Recipients	means, taken together, the SPAC and the Sponsor;
Regulated Activity	any activity which is regulated in the United Kingdom pursuant to the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001, as amended and supplemented from time to time or regulated under the FCA Rules;
Related Party	any of a person’s affiliates, respective members, partners, directors, managers, officers, employees, agents or advisors;
SDCL Group	means the Investor Advisor and its parent and subsidiary entities from time to time, or any other Person in which either of the Recipients holds an interest from time to time;
SDCL Group Person	means any person (natural or legal) who is employed by, acting as an agent, director or manager of, or otherwise acting on behalf of any entities in the SDCL Group;
Services	has the meaning given to such term in clause 3.1;
SPAC	has the meaning given to such term in the Parties section of this Agreement;
Sponsor	has the meaning given to such term in the Parties section of this Agreement;
Sponsor LLC Agreement	the amended and restated limited liability company agreement of the Sponsor, as may be further amended and restated from time to time;

Tax or Taxation	means all forms of taxation, dues, duties, imposts, levies and rates of the United Kingdom, or any other jurisdiction whenever and wheresoever charged or imposed, together with all charges, interest, penalties and fines arising as a result of any and all such taxes, dues, duties, imposts, levies and rates, including personal income tax, employee tax, social security contributions, profits tax, corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, documentary tax, withholding tax, capital transfer tax, inheritance taxes, estate duty and unified social tax; and
VAT	means: (i) any Tax imposed in compliance with Directive 2006/112/EC on the common system of value added tax and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto; (ii) to the extent not included in paragraph (i) above, any Tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (iii) any similar Taxes, including, for the avoidance of doubt, any turnover, sales, use and goods and services Tax.

1.3	In this Agreement (unless the context requires otherwise):

1.3.1	words in the singular include the plural and words in the plural include the singular;

1.3.2	any reference to the “discretion” of any person whether in relation to decisions, determinations, actions or otherwise, shall mean such person’s sole, absolute and unfettered discretion;

1.3.3	any reference to any matter being “determined” by a person or persons shall mean determined in such person’s or persons’ discretion;

1.3.4	any reference to “persons” or a “person” includes natural persons, partnerships, companies, bodies corporate, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.3.5	any reference to the “Recitals”, a “clause” or “Schedule” is to the recitals, a clause or schedule of or to this Agreement (as the case may be);

1.3.6	any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented or novated (in each case, other than in breach of the provisions of this Agreement or that other document) at any time;

1.3.7	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.8	any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another.

1.4	In this Agreement, unless otherwise specified:

1.4.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;

1.4.2	any reference to any legislation (whether of England and Wales or elsewhere) including to any statute, statutory provision or subordinate legislation (“Legislation”) includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement; and

1.4.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.5	Clause and Schedule headings contained in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

2.	APPOINTMENT AND EFFECTIVE DATE

2.1	The Recipients hereby confirm the appointment of the Advisor to provide the Services with effect from the Effective Date, and subject to the terms and conditions in this Agreement.

2.2	The Advisor hereby confirms its acceptance of its appointment, its obligations and responsibilities under this Agreement, and agrees to perform the Services for the Recipients.

3.	SERVICES

3.1	Subject to the terms of this Agreement, including, without limitation, clause 6, the Advisor undertakes to the Recipients that it shall perform and render administrative, consulting and other services to the Recipients as may be reasonably required by the Recipients to properly conduct its business, including, without limitation, the following:

(a)	advising in relation to the overall strategy of the SPAC;

(b)	searching out, identifying and evaluating potential Business Combinations for the SPAC in accordance with the SPAC’s overall strategy;

(c)	furnishing the Recipients with such further information, and carrying out such further due diligence, in relation to a proposed Business Combination, as the Recipients shall reasonably request;

(d)	advising the Recipients on the merits, structure and financing of any Business Combination and (if required by either the SPAC or the Sponsor) to assist in negotiating and arranging the Business Combination;

(e)	assisting the Recipients in engaging such support services as the Recipients shall request or require, or the Advisor shall recommend, from time to time, in connection with any Business Combination;

(f)	advising the Sponsor and the SPAC on the voting and/or exercising of rights that it may hold or be capable of exercising in relation to any Business Combination; and

(g)	providing management, finance and administrative support in respect of the Sponsor and the SPAC from time to time,

(taken together, the “Services”).

3.2	The Advisor undertakes to each of the Recipients that it will provide the Services and that at all times in providing the Services it will:

(a)	act solely in accordance with the scope of authority conferred upon it under this Agreement;

(b)	act in a manner consistent with the standards expected of a professional investment advisor retained to provide services in the nature of the Services;

(c)	ensure that it has sufficient resources and the appropriate infrastructure to properly provide the Services;

(d)	perform the Services in accordance with all Applicable Laws (including all applicable Anti-Bribery Laws) and with the provisions of this Agreement; and

(e)	comply with all reasonable requests and instructions of the Recipients in connection with the provision of the Services to the extent that such instructions are not inconsistent with Applicable Laws.

4.	GENERAL NON-EXCLUSIVITY

4.1	The functions and duties which the Advisor undertakes to the Recipients under the terms of this Agreement (including provision of the Services) shall not be exclusive and the Advisor and any of its Affiliates may perform similar functions and duties for others and engage in any other activity and retain any benefit received for so doing, subject to any limitations or restrictions agreed between the Recipients and Advisor in writing.

5.	AUTHORITY AND RESTRICTIONS

5.1	The Advisor has no authority to act for or represent the Recipients, and shall not be deemed an agent of the foregoing in any respect whatsoever, save as otherwise agreed between the Recipients and the Advisor.

5.2	The Advisor shall have no power or authorisation to take investment or any other decisions with respect to the Recipients or any Business Combination.

6.	REGULATED ACTIVITIES

6.1	The Parties acknowledge that the Advisor shall not provide any Services to the extent that this would constitute a Regulated Activity which falls outside the scope of the FCA permissions held by the Advisor at the relevant time.

6.2	Nothing in this Agreement shall require the Advisor to do, or refrain from doing, anything which would cause the Advisor to be required to obtain, breach, or amend any regulatory authorisation or licence from the FCA or any other Governmental Authority.

6.3	The Advisor has classified each of the SPAC and the Sponsor as professional clients for the purposes of the FCA Rules and each of the Sponsor and the SPAC shall benefit from the regulatory protections afforded to that category of client under the FCA Rules. Each of the SPAC and the Sponsor shall be responsible for notifying the Advisor of any change that could affect its categorisation as a professional client. The SPAC and the Sponsor each have the right to request a different client categorisation under the FCA Rules, but if either the SPAC or the Sponsor were to request categorisation as a retail client, the Advisor would not be permitted to provide the Services to the relevant Recipient and may refuse such request.

7.	FEES AND EXPENSES

7.1	In consideration of the Services rendered by the Advisor under this Agreement:

(a)	the Recipients shall procure the transfer of the legal and beneficial title to at least 664,125 Founder Shares or, at the sole election of the Sponsor, the payment of an amount equal to the cash value (as determined as of the date of such payment) of such number of Founder Shares, to the Advisor immediately prior to the winding up and liquidation of the Sponsor, or such other date as shall be agreed in writing between the Sponsor and the Advisor; and

(b)	the Sponsor shall pay to the Advisor sum of $20,000 per month as an ongoing advisory fee, beginning on the Effective Date and ending on the termination of this Agreement under clause 9.

7.2	The Advisor shall be entitled to be reimbursed by the SPAC for such costs and expenses incurred in connection with the provision of the Services in such amounts and at such times as shall be agreed in writing between the Recipients and the Advisor from time to time.

8.	VAT

8.1	All sums or other consideration given or payable by one or more of the Parties pursuant to or in connection with this Agreement are inclusive of VAT and, if VAT is properly chargeable, the recipient of the relevant supply on which VAT is chargeable shall provide a valid VAT invoice to the provider of that supply.

9.	TERMINATION

9.1	This Agreement shall continue and remain in force for an indefinite term until the Sponsor is wound up and its assets distributed in accordance with the terms of the Sponsor LLC Agreement. On the completion of the winding up and liquidation of the Sponsor, this Agreement shall automatically terminate.

9.2	Upon termination of this Agreement:

9.2.1	the duty of the Advisor to provide the Services shall automatically terminate;

9.2.2	the Advisor shall be entitled to receive all monies due pursuant to, and in accordance with, the terms of this Agreement; however, the Advisor shall not be entitled to any further compensation in respect of such termination;

9.2.3	the Advisor shall return to the Recipients all papers, documents, records and other property belonging or otherwise relating to the Recipients or the SDCL Group which it has in its possession or custody (or which are otherwise directly or indirectly under the control of the Advisor) and the Recipients shall return to the Advisor any papers, documents, records and other property belonging to the Advisor which it has in its possession or under its custody (provided that each Party shall be entitled to retain copies of such papers, documents and other records as it is required to retain for legal or regulatory purposes); and

9.2.4	the Advisor shall generally co-operate with the Recipients and any replacement investment advisor to ensure the orderly handover of the provision of the whole or any part of the Services to any such replacement investment advisor(s) and/or the Recipients.

9.3	The provisions of clauses 1 (Definitions and Interpretation), 9 (Termination) 10 (Indemnity and Limitation of Liability), 11 (Confidentiality), 12 (Notices), and 15 (Governing Law and Jurisdiction) shall survive the termination of this Agreement.

10.	INDEMNITY AND LIMITATION OF LIABILITY

10.1	The Recipients shall respectively indemnify and hold harmless the Advisor from and against all claims, actions, proceedings, demands, liabilities, losses, damages, costs and expenses arising directly or indirectly out of or in connection with the performance of the Services, or which arise directly or indirectly out of any breach by the Recipients of any obligations or duties of the Recipients directly or indirectly contemplated by the terms of this Agreement; provided that such losses have not arisen from the fraud, or wilful misconduct of the Advisor or any of its Affiliates (together, “Indemnified Losses”).

10.2	All Indemnified Losses incurred by the Advisor shall be reimbursed by the Recipients promptly on demand, including those incurred in connection with the investigation of, preparation for or defence of, any pending or threatened litigation or claim within the terms of this indemnity or any matter incidental thereto. In the event that any alleged Indemnified Losses are finally judicially determined to have resulted from the fraud, or wilful misconduct on the part of Advisor or any of its Affiliates and therefore do not qualify as Indemnified Losses, any sums already paid by the Recipients under this indemnity in relation to such purported Indemnified Losses but which fall within this proviso shall be promptly reimbursed in full.

11.	CONFIDENTIALITY

11.1	Subject to clause 11.2, each Party agrees and undertakes to keep strictly confidential and not to disclose to any third party, any and all Confidential Information and any and all other information or materials regarding the other Party, the Recipients, and each SDCL Group Person (whether or not such material has been designed as Confidential Information).

11.2	Each Party’s confidentiality obligations pursuant to clause 11.1 shall not apply to restrict the disclosure of information by such Party:

11.2.1	to such Party’s Affiliates or their respective members, directors, officers, partners, employees, professional advisers and auditors in relation to the performance of this Agreement;

11.2.2	where such information is, or becomes, generally available to the public (other than as a result of a disclosure in breach of this undertaking);

11.2.3	in circumstances where such Party or its Affiliates have a legal or regulatory obligation, or are required by any judicial or administrative authority, to disclose such information; or

11.2.4	otherwise where the owner of such Confidential Information consents to any such disclosure in its discretion.

12.	NOTICES

12.1	Any notice required or permitted to be served hereunder shall be:

12.1.1	in writing (in English); and

12.1.2	communicated by: (i) hand delivery; (ii) prepaid registered courier; or (iii) email (which shall be deemed to be in writing),

sent to the address and for the attention of the relevant Party set out below, or such other address in England or the United States as may be notified in writing from time to time, by the relevant Party to the other Parties for the purposes of this clause 12.

SPAC	SDCL Edge Acquisition Corporation Address: 1120 Avenue of the Americas, 4th Floor New York, New York 10036, United States of America FAO: The Directors
Sponsor	SDCL Edge Sponsor Participation LLP Address: Apt 7D, 911 Seventh Avenue, New York, New York, 10019, United States of America FAO: Edward Davis
Advisor	Sustainable Development Capital LLP 1 Vine Street, London, England, W1J 0AH FAO: Neil Sweeney

12.2	Any such notice shall be deemed to have been received:

12.2.1	if delivered personally, at the time of delivery;

12.2.2	in the case of a registered courier, 24 hours from the date of delivery to the courier by the sender; or

12.2.3	in the case of email, one hour from the time that such email was sent.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each Party represents and warrants to the other Party for the duration of this Agreement that:

(a)	such Party is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement;

(b)	this Agreement is binding upon and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(c)	such Party has complied with and will continue to comply with all Applicable Laws by which it is bound or to which it is subject in connection with the execution and performance of this Agreement; and

(d)	such Party has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the performance by it of its obligations hereunder from all Governmental Authorities having any approval rights with respect thereto and all persons having consent rights.

14.	GENERAL

Entire Agreement

14.1	This Agreement contains all of the terms agreed upon or made by the Parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

No Intellectual Property Licence

14.2	Each Party acknowledges for the benefit of each other Party that:

(a)	no provision of this Agreement grants either Party any rights, except as contained herein, in any intellectual property belonging to or developed by the other Party; and

(b)	this Agreement does not constitute a licence in respect of any such intellectual property.

No Partnership or Agency

14.3	The Parties agree and acknowledge that nothing within this Agreement is intended to, or shall be deemed to, establish any partnership between the Parties or constitute any party the agent, branch or permanent establishment of another Party.

Amendments

14.4	No amendment or variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

Assignment and Novation

14.5	This Agreement and the rights and obligations under this Agreement may not be assigned or novated to any person by any Party except with the prior written consent of each other Party.

Severability

14.6	If any provision of this Agreement shall to any extent be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and each of the provisions of this Agreement shall be valid, legal and enforceable to the fullest extent permitted by Applicable Law.

Counterparts

14.7	This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Miscellaneous

14.8	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

15.2	The courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of England and Wales.

SIGNATORIES

In witness whereof, this Agreement has been executed and delivered on the date first stated above:

SIGNED BY: SUSTAINABLE DEVELOPMENT CAPITAL LLP

Member

SIGNED BY: SDCL EDGE SPONSOR LLC

Manager

SIGNED BY: SDCL EDGE ACQUISITION CORPORATION

[Director]